Exhibit 10.1

Esports Entertainment Group
Block 6,
Triq Paceville,
St. Julians, STJ 3109
Malta

September 15, 2023

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B

c/o Ayrton Capital LLC

55 Post Rd W

Westport, CT 06880

Re:	Consent to future filing of registration statement or offering statement

Dear Sirs:

Reference is hereby made to that certain Securities Purchase Agreement, dated April 30, 2023, by and among Esports Entertainment Group, Inc., a Nevada corporation (the “Company”) and the Buyers signatory hereto (“you” or the “Holders”) (the “Securities Purchase Agreement”). Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement.

Notwithstanding the terms of Section 4(j) of the Securities Purchase Agreement, the Buyers hereby consent to the Company’s future initial filing of a registration statement and prospectus supplement at any time during the period commencing as of the time of execution of this letter through, and including, 5:30 P.M., New York city time on September 18, 2023 under the 1933 Act relating to the Company’s securities with the SEC, but only with respect to the initial filing of such registration statement and prospectus supplement with the SEC and not with respect to (x) any subsequent amendment or supplement thereto, (y) the issuance and sale of any of the Company’s securities contemplated by thereby or (z) any future Subsequent Placement.

Except as explicitly provided in the prior paragraph, nothing herein shall amend, modify or waive any term or condition of the Securities Purchase Agreement or any other Transaction Document, all of which remain in full force and effect.

The Company shall, on or before 9:00 A.M., New York City time, on the Trading Date following the date of this letter, file a Current Report on Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereby and attaching the form of this letter as an exhibit thereto (collectively with all exhibits attached thereto, the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, to the Company’s knowledge, the Buyers shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the issuance of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any letter, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Buyers or any of their affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company.

If you have any questions regarding the foregoing, please feel free to contact Michael Villani at [  ].

Sincerely,

Esports Entertainment Group, Inc.

By:	/s/ Michael Villani
Name:	Michael Villani
Title:	Chief Financial Officer

Agreed to and Acknowledged:

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B

By:	/s/ Waqas Khatri
Name:	Waqas Khatri
Title:	Director